                                                                    EXHIBIT 23.3

                        CONSENT OF DELOITTE & TOUCHE LLP

         We consent to the incorporation by reference in this Registration Statement of Amazon.com, Inc. on Form S-3 of our report dated February 6, 1998, on the financial statements of Junglee Corp. as of December 31, 1997 and 1996 and for the year ended December 31, 1997 and for the period from June 3, 1996 (inception) to December 31, 1996, appearing in the Current Report on Form 8-K of Amazon.com, Inc. filed August 27, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.

                                                           Deloitte & Touche LLP

San Jose, California
March 12, 1999